UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 20, 2020

American Water Works Company, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number: 001-34028

Delaware	51-0063696
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
1 Water Street
Camden, NJ 08102-1658
(Address of principal executive offices, including zip code)
(856) 955-4001
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common stock, par value $0.01 per share	AWK	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.
On March 20, 2020, American Water Works Company, Inc. (“American Water”) and American Water Capital Corp. (“AWCC”), a wholly owned finance subsidiary of American Water, entered into a Term Loan Credit Agreement, dated as of March 20, 2020 (the “Term Loan Agreement”), by and among American Water, AWCC, Wells Fargo Bank, National Association, as administrative agent and a lender, Wells Fargo Securities, LLC, as a joint lead agent and joint bookrunner, and each of Mizuho Bank, Ltd. and U.S. Bank National Association, as a joint lead agent and joint bookrunner, and as a lender.
The Term Loan Agreement provides for a term loan facility of up to $750,000,000 (the “Term Loan Facility”). On March 20, 2020, AWCC borrowed $500,000,000 under the Term Loan Facility, the proceeds of which are to be used for general corporate purposes of AWCC and American Water and to provide additional liquidity. The Term Loan Agreement allows for a single additional borrowing of up to $250,000,000 on or before June 19, 2020 and requires AWCC to pay a commitment fee of 0.20% per year based on the daily amount of unutilized commitments. All unpaid amounts of principal and interest under the Term Loan Facility will mature and become due and payable, and the Term Loan Facility commitments shall terminate, on March 19, 2021. AWCC may from time to time prepay all or a portion of amounts due under the Term Loan Facility without any premium or penalty; however, any repaid amounts may not be reborrowed. Borrowings under the Term Loan Facility bear interest at a variable annual rate based on the London interbank market rate, or LIBOR, plus a margin of 0.80%, or at AWCC’s election, a base rate per year based on other market interest rates. The Term Loan Agreement contains the same affirmative and negative covenants and events of default as under AWCC’s $2.25 billion revolving credit facility (the “Revolving Credit Facility”).
American Water has executed the Term Loan Agreement solely to acknowledge and agree that (i) obligations owing by AWCC under the Term Loan Agreement will constitute “debt” under that certain Support Agreement, dated as of June 22, 2000, as amended on July 26, 2000, by and between American Water and AWCC, which serves as a functional equivalent of a guarantee by American Water of AWCC’s payment obligations under its indebtedness, and (ii) the Term Loan Agreement will contain representations, warranties and covenants that relate to American Water and that a breach of any of those representations or warranties, or a failure by AWCC to comply with such covenants, could result in an event of default under the Term Loan Agreement.
In the ordinary course of business, certain of the lenders and/or their respective affiliates have from time to time engaged, and likely will in the future engage, in transactions with, and from time to time have performed various financial advisory, commercial banking, investment banking, treasury, trustee and other services for, and likely will in the future perform such services for, AWCC, American Water and their affiliates, for which they received, or will continue to receive, customary fees or compensation. In addition, the lenders serve as lenders under the Revolving Credit Facility and certain of the lenders and/or their affiliates act as a dealer under AWCC’s commercial paper program.
The foregoing description of the Term Loan Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, the full text of the Term Loan Agreement attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information provided under Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein in response to this Item 2.03.
Item 9.01.    Financial Statements and Exhibits.
(d)    Exhibits.
The following exhibit has been filed herewith:

Exhibit No.	Description of Exhibit

10.1
Term Loan Credit Agreement, dated as of March 20, 2020, by and among American Water, AWCC, Wells Fargo Bank, National Association, as administrative agent and as a lender, Wells Fargo Securities LLC, as a joint lead arranger and joint bookrunner, and each of Mizuho Bank, Ltd. and U.S. Bank National Association, as a joint lead arranger and joint bookrunner, and as a lender.

104	Cover Page Interactive Data File (the cover page XBRL tags are included and formatted as Inline XBRL)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN WATER WORKS COMPANY, INC.

Dated: March 20, 2020	By:	/s/ M. SUSAN HARDWICK
M. Susan Hardwick
Executive Vice President and Chief Financial Officer